UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2011

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

8510 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 8, 2011, Salix’s subsidiary Salix Pharmaceuticals, Inc. entered into a Stock Purchase Agreement with Oceana Therapeutics LLC, a Delaware limited liability company (the “Seller”), for the purchase of all of the outstanding stock of Oceana Therapeutics, Inc., a Delaware corporation (“Oceana”). Oceana and its wholly-owned subsidiary Oceana Therapeutics Limited, a company organized under the laws of Ireland, have exclusive worldwide rights to commercialize the medical device products Deflux® and Solesta®. Salix agreed to purchase the outstanding stock of Oceana for $300 million in cash, subject to a working capital adjustment. A portion of the purchase price will be held in an escrow account from which Salix may receive payments in respect of post-closing indemnification or working capital adjustment claims that it may have.

Consummation of the transaction is subject to customary closing conditions, including (i) the expiration or termination of the waiting period and any extensions thereof applicable to the consummation of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, (ii) the absence of any litigation asserting adverse ownership claims to the capital stock of Oceana or any litigation seeking to challenge, prohibit, limit, delay, restrain or impose damages arising from the consummation of the transaction; (iii) the absence of any law or order that is in effect and challenges, prohibits, limits, delays or restrains the transaction, and (iv) the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the agreement (subject to customary materiality qualifiers).

The agreement contains certain termination rights for Salix and the Seller. The agreement may be terminated prior to the closing date: (i) by the written agreement of Salix and Seller, (ii) by either Salix or Seller if (A) the closing has not been consummated on or before December 31, 2011 (with a one-month extension option available under certain circumstances) (B) there is a law that makes the consummation of the closing illegal or otherwise prohibited or (C) any judgment, injunction, order or decree of a governmental authority enjoins the consummation of the closing. Either party may terminate the agreement upon the bankruptcy of the other party or upon an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party if such uncured breach or failure to perform would prevent such other party from satisfying the closing conditions described in clause (iv) of the paragraph above. Upon the termination of this agreement, neither party will have any ongoing liability to the other party, other than for fraud and willful misconduct. In the event of a termination of the agreement in connection with Seller’s fraud or willful misconduct, Seller must reimburse Salix for all out-of-pocket expenses incurred by Salix in connection with the transaction.

Seller has made customary representations and warranties and covenants in the agreement, including covenants regarding the conduct of the business of Oceana prior to closing. Additionally, Seller is subject to a customary “no shop” restriction on its ability to solicit acquisition or licensing proposals from third parties, to provide information to third parties or to engage in discussions with third parties regarding acquisition or licensing proposals.

The description of the Stock Purchase Agreement provided above is qualified in its entirety by reference to the full and complete terms contained in the Stock Purchase Agreement, which will be filed as an exhibit to Salix’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011.

Item 8.01.	Other Events.

On November 8, 2011, Salix issued a press release announcing its entry into a Stock Purchase Agreement with Oceana Therapeutics LLC for the purchase of all of the outstanding stock of Oceana Therapeutics, Inc. A copy of this press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated November 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: November 14, 2011	/s/Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer